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                                                                    EXHIBIT 99.1

[DISC LOGO]


                              FOR IMMEDIATE RELEASE

         Investor Relations Contact:              Company Contact:
         Lippert/Heilshorn & Associates           DISC, Inc.
         John Nesbett                             LORETTA SHOWS
         212-838-3777 x 6631                      408-934-7000
         jgn@lhai.com                             lshows@disc-storage.com

         WWW.DISC-STORAGE.COM

                      DISC, INC. ACQUIRES NSM STORAGE GMBH

 COMBINED COMPANIES WILL DELIVER SOLUTIONS THAT ADD STORAGE CAPACITY TO NETWORKS

                    FOR A FRACTION OF THE TOTAL COST OF RAID

MILPITAS, CA (JULY 9, 2001) -- DISC, INC. (NASDAQ Symbol: DCSR), a manufacturer of automated solutions for enterprise storage, today announced it has signed a definitive agreement to acquire all of the outstanding shares of NSM Storage GmbH, a manufacturer of CD and DVD library systems.

Under the terms of the purchase agreement, DISC will acquire all of the outstanding shares of NSM in exchange for up to 1.2 million shares of DISC common stock. The formal closing of the acquisition will occur in approximately four to six weeks, upon the fulfillment of certain conditions precedent set forth in the purchase agreement. The acquisition will be accounted for as a purchase. NSM will become a wholly owned subsidiary of DISC and will continue to serve their existing markets from its existing facilities in Bingen, Germany.

This transaction aims to enhance a mutually held strategy of DISC and NSM to deliver storage solutions for a fraction of the total cost of RAID and to provide enterprise storage solutions for today's enterprise networks for less than 2 cents per megabyte.
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J. Richard Ellis will continue to serve as President and CEO of DISC. Wilfried
Beckmann, managing director of NSM, will remain managing director of NSM, and will become a Vice-President of DISC.

The merger of DISC and NSM will give their combined customers a line of NearLine storage products encompassing both the DVD-RAM and Magneto-Optical storage technologies. Historically, NSM has focused on the CD and DVD library market and DISC has focused on the larger capacity, high-end Magneto-Optical market. In addition to an expanded product offering, the combined company will have manufacturing, sales and customer service in the United States and the European Community, the two geographic markets that account for 85% of all IT purchases worldwide. NSM will continue to serve the market needs of the European Community, and DISC will serve the needs of the North American market. As a combined entity, NSM and DISC will also expand their existing relationships in the international marketplace outside Europe and North America.

J. Richard Ellis, President and CEO of DISC stated, "By combining the two companies, we have one of the rare occurrences where the whole is greater than the sum of the parts. This acquisition allows us to broaden our technology offering, increase our research and development resources, and increase our revenue base. It also provides us with a local manufacturing and sales presence in the European Community and expands our global sales channels. Additionally, the combined product lines of NSM and DISC will give us a range of storage solutions that can be tailored to satisfy the storage requirements of our customers." Ellis continued, "NSM is the European market leader in CD and DVD libraries and the technology and quality reputation that it has developed will allow us to grow as leaders in both the United States and the European Community as well as the rest of the world."

Wilfried Beckmann, Managing Director of NSM Storage GmbH, commented, "Through our strategic partnership, DISC and NSM have developed a strong mutual respect as innovators in the NearLine storage market. This merger will allow NSM to offer high-end enterprise storage solutions and take advantage of the sales presence that DISC has established in the United States." Beckmann


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added, "The strength of NSM's brand name in Europe, its industry leading research and development efforts, and the combined local presence of DISC and NSM in both the European community and the United States set the stage for accelerated growth."

ABOUT NSM STORAGE:

NSM Storage GmbH, founded in 1994 as a subsidiary of the Bingen company, NSM AG, has played a leading role in the development, production and marketing of audio jukeboxes for more than four decades. NSM Storage GmbH has benefited from its parent company in the fields of robotics and control electronics. Today, NSM Storage GmbH has more than 90,000 jukebox systems installed worldwide, making it the leading company in this sector. In addition to subsidiaries in the United States, the United Kingdom and France, the company also has authorized distributors and service partners for sales of CD and DVD jukebox solutions and local customer support in 40 countries.

ABOUT DISC:

Established in 1986, DISC, INC., a leading manufacturer of automated library solutions, provides companies with storage devices that add capacity to networks for a fraction of the cost of RAID. DISC storage solutions range in capacity from 208 GB to 9.7TB and are designed for high performance and maximum reliability. Headquartered in Milpitas, CA, DISC, INC. can be found on the World Wide Web at www.disc-storage.com. Sales offices are located in Northern California, Chicago, Boston, Dallas, Washington DC and London and can be reached by calling (800) 944-3472 or (408) 934-7000 or by e-mail at
sales@disc-storage.com.

                                       ###

DISC is a registered trademark. Any other product names are trademarks or registered trademarks of their respective companies.

Statements made in this news release are forward looking statements that include risks and uncertainties. These forward looking statements include statements concerning DISC's product capabilities and leadership, the combined strength of DISC and NSM, the range and capabilities of and potential markets for the combined company's products and services, and the potential for rapid growth and increasing market share. DISC's future operating results are uncertain and may be affected by the following factors, among others: DISC's ability to obtain additional financing which it anticipates will be required to continue to finance its operations, rapid technological change and competitive developments, the ability of DISC to successfully market its products, risks related to the growth prospects of the markets that the DISC serves, DISC's dependence on successfully developing, introducing and commercializing new products, developing enhancements to existing products, the timing of product orders, DISC's history of losses, the loss of customers or distributors and increased competition and pricing pressure.


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Further information on these and other factors is provided in DISC's Annual
Report on Form 10-K for the year ended December 31, 2000. All forward-looking statements are based on information available to DISC on the date hereof, and DISC assumes no obligation to update such statements.



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